Exhibit 10(b)(4)

AGREEMENT

This Agreement entered into this 26th day of July, 2001, is made by and between ALLTEL CORPORATION, a Delaware corporation (the "Corporation"), and JOE T. FORD (the "Executive").

On the date of this Agreement, the Executive is the Chairman and Chief Executive Officer of the Corporation and is employed under the Executive Compensation Agreement (as defined in Section 1(G)). The Corporation is desirous of assuring the continued employment of the Executive as its Chairman and Chief Executive Officer until the Executive's retirement from his position as Chief Executive Officer, and, thereafter, the continued services of the Executive as Chairman of the Board of Directors of the Corporation. The Corporation and the Executive desire to agree regarding the foregoing in a manner and upon terms that are satisfactory to the Corporation and to the Executive.

The Corporation and the Executive agree as follows:

1. Defined Terms. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A) "Board" or "Board of Directors" shall mean the Board of Directors of the Corporation.

(B) "Cause" for termination by the Corporation of the Executive's employment shall mean (i) the willful failure by the Executive substantially to perform the Executive's duties with the Corporation or a Subsidiary, other than any failure resulting from the Executive's incapacity due to physical or mental illness or any actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive in accordance with Section 4(E), that continues for at least 30 days after the Board delivers to the Executive a written demand for performance that identifies specifically and in detail the manner in which the Board believes that the Executive willfully has failed substantially to perform the Executive's duties or (ii) the willful engaging by the Executive in misconduct that is demonstrably and materially injurious to the Corporation or any Subsidiary, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Corporation and its Subsidiaries.

(C) "Change in Control" shall mean:

(i) Any "person," as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Corporation, any of its subsidiaries, or any employee benefit plan maintained by the Corporation or any of its subsidiaries, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of (A) 15% or more, but no greater than 50%, of the outstanding voting capital stock of the Corporation, unless prior thereto, the Continuing Directors approve the transaction that results in the person becoming the beneficial owner of 15% or more, but no greater than 50%, of the outstanding voting capital stock of the Corporation or (B) more than 50% of the outstanding voting capital stock of the Corporation, regardless whether the transaction or event by which the foregoing 50% level is exceeded is approved by the Continuing Directors;

(ii) At any time Continuing Directors no longer constitute a majority of the directors of the Corporation; or

(iii) A record date is fixed for determining stockholders entitled to vote upon (A) a merger or consolidation of the Corporation, statutory share exchange, or other similar transaction with another corporation, partnership, or other entity or enterprise in which either the Corporation is not the surviving or continuing corporation or shares of common stock of the Corporation are to be converted into or exchanged for cash, securities other than common stock of the Corporation, or other property, (B) a sale or disposition of all or substantially all of the assets of the Corporation, or (C) the dissolution of the Corporation; or

(iv) The Corporation enters into an agreement with any Person, the consummation of which would result in the occurrence of an event described in clause (i), (ii) or (iii) above of this Section 1(C).

For purposes of this definition of "Change in Control," the term "Continuing Directors" shall mean directors who were directors of the Corporation at the beginning of the 24-month period ending on the date the determination is made or whose election, or nomination for election by the Corporation's stockholders, was approved by at least a majority of the directors who are in office at the time of the election or nomination and who either (i) were directors at the beginning of the period, or (ii) were elected, or nominated for election, by at least a majority of the directors who were in office at the time of the election or nomination and were directors at the beginning of the period.

For purposes of this definition of "Change in Control," the term "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; except that, a Person shall not include (i) the Corporation or any Subsidiary, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any Subsidiary, or (iii) an underwriter temporarily holding securities pursuant to an offering of such securities.

(D) "Code" means the Internal Revenue Code of 1986, as amended, or corresponding provisions of any subsequent federal tax laws.

(E) "Date of Termination" shall have the meaning stated in Section 4(F).

(F) "Disability" shall be deemed the reason for the termination by the Corporation of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Corporation or a Subsidiary for a period of six consecutive months, the Corporation shall have given the Executive a Notice of Termination for Disability, and, within 20 business days after the Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

(G) "Executive Compensation Agreement" shall mean the Executive Compensation Agreement between the Corporation and the Executive entered into effective October 26, 1983, as amended by a Modification of Executive Compensation Agreement entered into effective as of October 26, 1983, as further amended by a Modification of Executive Compensation Agreement entered into effective as of January 1, 1987, and as further amended by a Modification of Executive Compensation Agreement entered into effective as of January 1, 1991, as further amended from time to time.

(H) "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence, without the Executive's express written consent, of any one of the following:

(i) the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer of the Corporation or of a Subsidiary or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control;

(ii) a reduction by the Corporation in the Executive's annual base salary to any amount less than the Executive's annual base salary as in effect immediately prior to the Change in Control;

(iii) the relocation of the principal executive offices of the Corporation or of a Subsidiary, as the case may be, to a location more than 35 miles from the location of such offices immediately prior to the Change in Control or the Corporation's requiring the Executive to be based anywhere other than the principal executive offices of the Corporation or of a Subsidiary as the case may be, except for required business travel to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control;

(iv) the failure by the Corporation to pay to the Executive any portion of the Executive's current compensation, or to pay to the Executive any deferred compensation under any deferred compensation program of the Corporation, within five days after the date the compensation is due or to pay or reimburse the Executive for any expenses incurred by him for required business travel;

(v) the failure by the Corporation to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control that is material to the Executive's total compensation, including but not limited to, stock option, restricted stock, stock appreciation right, incentive compensation, bonus, and other plans, unless an equitable alternative arrangement embodied in an ongoing substitute or alternative plan has been made, or the failure by the Corporation to continue the Executive's participation therein (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of compensation provided and the level of the Executive's participation relative to other participants, than existed immediately prior to the Change in Control;

(vi) the failure by the Corporation to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Corporation's pension, profit-sharing, life insurance, medical, health and accident, disability, or other employee benefit plans in which the Executive was participating immediately prior to the Change in Control; the failure by the Corporation to continue to provide the Executive any material fringe benefit or perquisite enjoyed by the Executive immediately prior to the Change in Control; or the failure by the Corporation to provide the Executive with the number of paid vacation days to which the Executive is entitled in accordance with the Corporation's normal vacation policy in effect immediately prior to the Change in Control;

(vii) any material breach by the Corporation of the Executive Compensation Agreement; or

(viii) any purported termination by the Corporation of the Executive's employment that is not effected in accordance with a Notice of Termination satisfying the requirements of Section 4(E).

(I) "Long-Term Incentive Plan" shall mean the ALLTEL Corporation Long-Term Performance Incentive Plan or any successor thereto, as amended from time to time.

(J) "Notice of Termination" shall have the meaning stated in Section 4(E).

(K) "Payment Trigger" shall mean the occurrence prior to July 1, 2002 of a Change in Control coincident with or followed (i) at any time before the earlier of July 1, 2002 or the end of the 12th month immediately following the month in which the Change in Control occurred, by the termination of the Executive's employment with the Corporation or a Subsidiary for any reason other than (A) by the Executive without Good Reason, (B) by the Corporation as a result of the Disability of the Executive or with Cause or, (C) as a result of the death of the Executive, or (ii) in the event the Executive remains continuously employed by the Corporation or a Subsidiary until the earlier of July 1, 2002 or the end of the 12th month immediately following the month in which the Change in Control occurred, the termination of the Executive's employment with the Corporation or a Subsidiary, at the earlier of July 1, 2002 or at any time during the three month period immediately following the expiration of such 12-month period, for any reason other than (A) by the Corporation as a result of the Disability of the Executive or (B) as a result of the death of the Executive.

(L) "Post-Retirement Chairman Status" shall mean that, if the Executive is the Chairman of the Board of Directors at the time the Executive's employment as Chief Executive Officer and an employee of the Corporation terminates, the period commencing with that termination of employment and continuing until the earliest of (i) the Executive's retirement from the Board in accordance with ALLTEL's director retirement policy, (ii) the Executive's resignation as Chairman of the Board at any time, (iii) the Executive's failure to be reelected to the Board at ALLTEL's 2003 Annual Meeting of Stockholders, or (iv) the termination by the Board of Mr. Ford's status as Chairman of the Board at any time following the Corporation's 2003 Annual Meeting of Stockholders.

(M) "SERP" shall mean the ALLTEL Corporation Supplemental Executive Retirement Plan (First Restatement), dated May 14, 2001, as amended from time to time.

(N) "Short-Term Incentive Plan" shall mean the ALLTEL Corporation Performance Incentive Compensation Plan or any successor thereto, as amended from time to time.

(O) "Subsidiary" shall mean any corporation or other entity or enterprise, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others serving similar functions with respect to such corporation or other entity or enterprise is owned by the Corporation or other entity or enterprise of which the Corporation directly or indirectly owns securities or other interests having all the voting power.

2. Provisions Related to Retirement as CEO and Related Employment Termination.

(A) The Executive's employment with the Corporation and any Subsidiary of the Corporation (as an employee and as an officer) shall terminate at the earliest of (i) July 1, 2002, (ii) the date on which the Executive elects not to continue his service as Chief Executive Officer of the Corporation, (iii) the date on which a Payment Trigger occurs, or (iv) the date otherwise provided under the Executive Compensation Agreement.

(B) This Section 2(B) shall apply if (and only if) a Payment Trigger does not occur. If this Section 2(B) applies: The Executive shall not be eligible for or receive any short-term incentive bonus under the Incentive Plan or otherwise for periods after 2001, except that, if the Executive's employment as Chief Executive Officer terminates in 2002, the Executive shall receive a bonus under the Incentive Plan for 2002 equal to the actual Incentive Plan payment that would have occurred had the Executive's employment continued through December 31, 2002, multiplied by a fraction, the numerator of which is the number of calendar months (counting a partial calendar month as a full month) that have elapsed in 2002 prior to the Executive's termination of employment, and the denominator of which is 12. The Executive shall not be eligible for or receive any long-term incentive bonus under the Long-Term Incentive Plan or otherwise for cycles ending after 2002. If the Executive's employment as Chief Executive Officer terminates in 2002, the Executive shall receive a bonus under the Long-Term Incentive Plan for the cycle ending 2002 equal to the actual Long-Term Incentive Plan payment that would have occurred had the Executive's employment continued through December 31, 2002 and the achievement of the preestablished performance goals under the Long-Term Incentive Plan for the cycle ending 2002 had occurred at the "midpoint," multiplied by a fraction, the numerator of which is the sum of 24 and the number of calendar months (counting a partial calendar month as a full month) that have elapsed during 2002 prior to the Executive's termination of employment, and the denominator of which is 36.

(C) Following the Executive's termination of employment as Chief Executive Officer of the Corporation, the Executive shall be eligible to receive all compensation and benefits to be provided under the Executive Compensation Agreement (as modified by this Agreement) and any other benefits to which the Executive is entitled, including, but not limited to, benefits under the ALLTEL Corporation Executive Deferred Compensation Plan, the ALLTEL Corporation 1998 Management Deferred Compensation Plan, the ALLTEL Corporation Profit-Sharing Plan, the ALLTEL Corporation Benefit Restoration Plan, and all stock option and other equity incentives.

(D) The Executive's annual retirement benefit under Section VI of the Executive Compensation Agreement payable in respect of the Executive's retirement as Chief Executive Officer shall be the greatest of: (i) the amount determined under Section VI of the Executive Compensation Agreement without regard to this Section 2(D), except that, for purposes of the last paragraph of Section VI of the Executive Compensation Agreement, the ALLTEL Corporation Executive Deferred Compensation Plan shall include the ALLTEL Corporation 1998 Management Deferred Compensation Plan; (ii) the amount determined under Section VI of the Executive Compensation Agreement without regard to this Section 2(D) but calculated using "SERP Compensation," as defined in Section 2.01(z) of the SERP, or any successor provision thereto, as if the Executive were a "Participant" in the SERP (irrespective of whether the Executive is a "Participant" in the SERP), and if a Change in Control shall have occurred prior to July 1, 2002 while the Executive is employed as Chief Executive Officer of the Corporation as if the Executive were a SERP Participant to whom the SERP definition of "Payment Trigger" applied and as if a "Payment Trigger" with respect to the Executive had occurred, as the compensation taken into account under Section VI of the Executive Compensation Agreement, in lieu of the compensation that would otherwise be taken into account under Section VI of the Executive Compensation Agreement; or (iii) an amount equal to two and one-half multiplied by the Executive's base annual salary in effect on the date on which the Executive's employment terminates as provided in Section 2(A). For purposes of the immediately preceding sentence, any amendment to the SERP shall be subject to the limitations contained in the SERP on amendments to the SERP that would reduce benefits payable thereunder in the same manner as if the Executive were a "Participant" in the SERP (irrespective of whether the Executive is a "Participant" in the SERP) and as if the Executive's "Early Retirement Date" has occurred.

(E) Except as provided below in this Section 2(E), the Executive's retirement benefit under Section VI of the Executive Compensation Agreement, the death benefit to the Executive's surviving spouse under the first paragraph of Section VII of the Executive Compensation Agreement, the Executive's retiree medical coverage (including, but not limited to, coverage under the Supplemental Medical Expense Reimbursement Plan) under Section VIII of the Executive Compensation Agreement, and the Executive's surviving spouse's medical coverage (including, but not limited to, coverage under the Supplemental Medical Expense Reimbursement Plan) under the second paragraph of Section VII of Executive Compensation Agreement, shall continue for the life of the Executive, and the life of the Executive's surviving spouse, as provided in the Executive Compensation Agreement. The Compensation Committee of the Board, in its sole discretion, may, however, accelerate the payment of the Executive's retirement benefit (not including retiree medical coverage) under Section VI of the Executive Compensation Agreement to the extent that it deems it equitable or desirable under the circumstances, subject, however, to the Executive's prior written consent. If payment of the Executive's retirement benefit is accelerated under the immediately preceding sentence, the death benefit to the Executive's surviving spouse under the first paragraph of Section VII of Executive Compensation Agreement (not including retiree medical coverage) shall also be accelerated. If the Executive should die prior to retirement, or if the Executive dies after retirement but the Executive's retirement benefit under Section VI of the Executive Compensation Agreement was not accelerated prior to the Executive's death, the Compensation Committee of the Board, in its sole discretion, may, however, accelerate the payment of the death benefit to the Executive's surviving spouse under the first paragraph of Section VII of the Executive Compensation Agreement (not including retiree medical coverage) to the extent that it deems it equitable or desirable under the circumstances, subject, however, to the prior written consent of the Executive's surviving spouse. Any action of the Compensation Committee accelerating payment as described above shall not be changed unless the Executive, or the Executive's surviving spouse if the Executive has died, consents in writing thereto. Any accelerated payment under this Section 2(E) shall be a single-sum payment that is the "Actuarial Equivalent" of the benefit (or portion of benefit) the payment of which is being accelerated. For purposes of this Section 2(E), "Actuarial Equivalent" shall have the meaning set forth in the SERP. For purposes of the immediately preceding sentence, any amendment to the SERP shall be subject to the limitations contained in the SERP on amendments to the SERP that would reduce benefits payable thereunder in the same manner as if the Executive were a "Participant" in the SERP (irrespective of whether the Executive is a "Participant" in the SERP) and as if the Executive's "Early Retirement Date" has occurred.

(F) The Executive's retiree medical coverage (including, but not limited to, coverage under the Supplemental Medical Expense Reimbursement Plan) under Section VIII of the Executive Compensation Agreement and this Section 2 (F) and the Executive's surviving spouse's medical coverage (including, but not limited to, coverage under the Supplemental Medical Expense Reimbursement Plan) under the second paragraph of Section VII of the Executive Compensation Agreement and this Section 2 (F) shall be equivalent, in the aggregate, to the benefits to which the Executive and the Executive's spouse were entitled immediately prior to the Executive's termination of employment as Chief Executive Officer and shall be provided to the Executive and the Executive's spouse on a "pre-tax" basis:  If taxes are imposed on the Executive or the Executive's spouse with respect to the coverage and/or benefits the Corporation shall make an additional cash payment or payments to the Executive and/or the Executive's spouse (a "Gross-Up Payment") in an amount equal to the taxes imposed on the Executive and/or the Executive's spouse with respect to the coverage and/or benefits and an amount sufficient to pay the cumulative taxes (including any interest and penalties imposed with respect to such taxes) relating to the Gross-Up Payment so that the coverage and/or benefits received will be received without reduction for taxes. The Executive and Executive's spouse as a condition to the benefit of this Section 2(F) shall provide reasonable cooperation to the Corporation in obtaining any insurance with respect to the coverage and/or benefits that the Corporation desires to purchase. In the event any Gross-Up Payment under this Section 2(F) is necessary, provisions substantially similar to the provisions of Section 3.05(c), Section 3.05(d), and Section 3.05(e) of the SERP shall apply. For purposes of the immediately preceding sentence, any amendment to the SERP shall be subject to the limitations contained in the SERP on amendment to the SERP that would reduce benefits payable thereunder in the same manner as if the Executive were a "Participant" in the SERP (irrespective of whether the Executive is a "Participant" in the SERP) and as if the Executive's "Early Retirement Date" has occurred.

3. Provisions Related to Post-Retirement Chairman Status.

(A) Upon the Executive's termination of employment as Chief Executive Officer of the Corporation as provided in Section 2(A), the Executive's Post-Retirement Chairman Status shall commence and shall continue thereafter until terminated in accordance with Section 1(L).

(B) During the Executive's Post-Retirement Chairman Status, the Executive shall be compensated by the Corporation with respect to his Post-Retirement Chairman Status, as follows:

(i) For each calendar month or portion thereof during which the Executive's Post-Retirement Chairman Status continues, the Corporation shall pay to the Executive Twenty Thousand Eight Hundred Thirty-Three Dollars and Thirty-Four Cents ($20,833.34).

(ii) The Corporation shall pay or reimburse the Executive for all reasonable and customary business expenses that the Executive incurs in connection with the business of the Corporation during the Executive's Post-Retirement Chairman Status.

(iii) For purposes of determining vesting of the Executive's stock options, the Executive shall be treated as if his employment with the Corporation had continued during the Executive's Post-Retirement Chairman Status.

(iv) During the Executive's Post-Retirement Chairman Status, the Corporation shall provide to the Executive reasonable office space and secretarial support, either at the Corporation's principal executive offices or at such other reasonable location as the Executive shall designate.

(v) During the Executive's Post-Retirement Chairman Status, the Corporation shall continue reimbursement of the Executive's country club membership(s) on the same basis as in effect at the Executive's termination of employment as Chief Executive Officer.

(vi) During the Executive's Post-Retirement Chairman Status, the Executive shall receive the following perquisites on the same basis as provided to senior executive officers of the Corporation as in effect from time to time during the Executive's Post-Retirement Chairman Status: annual physical exam reimbursement; tax/estate planning reimbursement; and corporate plane usage. The Executive's corporate plane usage shall be included in the annual review by the Corporation's independent accountants of the Corporation's senior executives' plane usage as required by the Audit Committee of the Board.

(vii) The foregoing compensation shall be paid at such times as are mutually agreeable between the Corporation and the Executive, but the compensation shall be paid to Executive promptly after it is due.

(viii) The foregoing compensation shall be in lieu of any director's fees, director's meeting fees, director options, director stock grants, or other amount payable to a member of the Board or the Chairman of the Board as such to which the Executive would otherwise be entitled or receive by reason of being a member of the Board of Directors of the Corporation.

4. Change in Control Payment Trigger Provisions.

(A) The Corporation shall pay to the Executive the payments described in this Section 4 upon the occurrence of a Payment Trigger.

(B) Upon the occurrence of a Payment Trigger, the Corporation shall pay to the Executive a lump sum payment, in cash, equal to the product of:

(i) three multiplied by

(ii) the sum of --

(a) the higher of the Executive's annual base salary in effect immediately prior to the occurrence of the Change in Control or the Executive's annual base salary in effect immediately prior to the Payment Trigger, plus

(b) the higher of the aggregate maximum amounts payable to the Executive pursuant to all incentive compensation plans for the fiscal year or other measuring period commencing coincident with or most recently prior to the date on which the Change in Control occurs or the aggregate maximum amounts payable to the Executive pursuant to all incentive compensation plans for the fiscal year or other measuring period commencing coincident with or most recently prior to the date on which the Payment Trigger occurs, in each case, assuming that the Executive were continuously employed by the Corporation or a Subsidiary on the terms and conditions, including, without limitation, the terms or the incentive plans, in effect immediately prior to the Change in Control or Payment Trigger, whichever applies, until the last day of that fiscal year or other measuring period.

For purposes of this Section 4(B), the amounts determined for purposes of (a) and (b) of clause (ii) above (i.e., annual base salary and amounts pursuant incentive compensation plan, respectively) shall be determined without regard to the second paragraph of Section III of the Executive Compensation Agreement. For purposes of this Section 4(B), amounts payable to the Executive pursuant to an incentive compensation plan for the fiscal year or other measuring period commencing coincident with or most recently prior to the date on which the Change in Control or Payment Trigger, as applicable, occurs (the "applicable year/period') shall not include amounts attributable to a fiscal year or other measuring period that commenced prior to the applicable year/period and that become payable during the applicable year/period. For purposes of this Section 4(B), incentive compensation plans shall include, without limitation, the Short-Term Incentive Plan, the Long-Term Incentive Plan, and any incentive bonus plan or arrangement that provides for payment of cash compensation, and shall exclude, without limitation, the ALLTEL Corporation Executive Deferred Compensation Plan as in effect from time to time, the ALLTEL Corporation 1998 Management Deferred Compensation Plan as in effect from time to time, any plan qualified or intended to be qualified under Section 401(a) of the Code and any plan supplementary thereto, executive fringe benefits, and any plan or arrangement under which stock, stock options, stock appreciation rights, restricted stock or similar options, stock, or rights are issued. The amount determined under the foregoing provisions of this Section 4(B) shall be reduced by any cash severance benefit otherwise paid to the Executive under any applicable severance plan or other severance arrangement.

(C) Notwithstanding any provision of any incentive compensation plan, including, without limitation, any provision of any incentive plan requiring continued employment after the completed fiscal year or other measuring period, the Corporation shall pay to the Executive a lump sum amount, in cash, equal to the amount of any incentive compensation that has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the occurrence of a Payment Trigger under any incentive compensation plan but has not yet been paid to the Executive.

(D) The payments provided for in Section 4(B) and Section 4(C) shall be made not later than the fifth day following the occurrence of a Payment Trigger, unless the amounts of such payments cannot be finally determined on or on or before that day, in which case, the Corporation shall pay to the Executive on that day an estimate, as reasonably determined in good faith by the Corporation of the minimum amount of payments to which the Executive is clearly entitled and shall pay the remainder of the payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the occurrence of a Payment Trigger. In the event the amount of the estimated payments exceeds the amount subsequently determined to have been due, the excess shall constitute a loan by the Corporation to the Executive, payable on the fifth business day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). At the time that payments are made under this Section 4, the Corporation shall provide the Executive with a written statement setting forth the manner in which the payments were calculated and the basis for the calculations including, without limitation, any opinions or other advice the Corporation has received from outside counsel, auditors or consultants (and any opinions or advice that are in writing shall be attached to the statement).

(E) Any purported termination of the Executive's employment for purposes of this Section 4 (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 12. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice that indicates whether a specific provision in this Agreement or in any other agreement is being relied upon, and, if applicable, the notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under any provision so indicated. Further, a Notice of Termination for Cause shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board that was called and held for the purpose of considering the termination finding that, in the informed, reasonable, good faith judgment of the Board, the Executive was guilty of conduct set forth in the definition of Cause in Section 1(B), and specifying the particulars thereof in detail.

(F) "Date of Termination" with respect to any purported termination of the Executive's employment for purposes of this Section 4 (other than by reason of death) shall mean (i) if the Executive's employment is terminated for Disability, 20 business days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during that 20 business day period) and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination, which, in the case of a termination by the Corporation, shall not be less than ten business days except in the case of a termination for Cause, and, in the case of a termination by the Executive, shall not be less than ten business days nor more than 20 business days, respectively, after the date such Notice of Termination is given.

(G) Any Change in Control that for any reason ceases to constitute a Change in Control or is not followed by a Payment Trigger shall not effect a termination or lapse of the provisions of this Section 4. Any transfer of the Executive's employment from the Corporation to a Subsidiary, from a Subsidiary to the Corporation, or from one Subsidiary to another Subsidiary shall not constitute a termination of the Executive's employment for purposes of this Section 4.

(H) No amount or benefit shall be payable under this Section 4 unless a Payment Trigger occurs (prior to July 1, 2002). In no event shall payments in accordance with this Section 4 be made in respect of more than one Payment Trigger.

(I) This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Corporation, the Executive shall not have any right to be retained in the employ of the Corporation or of a Subsidiary. Notwithstanding the immediately preceding sentence or any other provision of this Agreement, no purported termination of the Executive's employment that is not effected in accordance with a Notice of Termination satisfying of Section 4(E) shall be effective for purposes of this Section 4. The Executive's right, following the occurrence of a Change in Control, to terminate his employment for Good Reason shall not be affected by the Executive's Disability or incapacity. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

(J) The Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Corporation pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owned by the Executive to the Corporation or a Subsidiary, or otherwise.

5. Parachute Tax.

(A) If any portion of the amount of any payment or benefit heretofore or hereafter provided under this Agreement or under any other agreement with or plan of the Corporation or any Subsidiary, including, but not limited to, stock options, restricted stock, and other long-term incentives (each a "Payment") would constitute an "Excess Parachute Payment" such that an excise tax is triggered under Section 4999 of the Code in respect of such amounts, then the Corporation shall pay to the Executive, in cash, an additional amount (or amounts) equal to such excise tax and any interest or penalties incurred by the Executive with respect thereto (collectively, "Excise Tax"), together with any federal and state income, employment and other excise taxes payable by the Executive in respect of such payment (and to cover the resulting income, employment, and other excise taxes resulting from each successive payment, and so on as necessary to completely offset the Excise Tax impact) (a "Gross-Up Payment"). For this purpose, the Executive shall be deemed to be subject to the highest marginal rate of federal and state taxes.

(B) Subject to the provisions of this Section 5(B), all determinations required to be made under this Section 5(B), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at the determination, shall be made by a nationally recognized certified public accounting firm acceptable to the Corporation designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and the Executive within 30 days after the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Corporation. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined in accordance with this Section 5(B), shall be paid by the Corporation to the Executive within five days after the receipt of the Accounting Firm's determination or, as soon as practicable, as payments are made to the extent that compensation or benefits subject to the Excise Tax is paid or made available after such date. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments that should have made will not have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Corporation exhausts the Corporation's remedies in accordance with Section 5(C) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of Underpayment that has occurred and the Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.

(C) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require a Gross-Up Payment (that has not already been paid by the Corporation). The notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of the claim and shall apprise the Corporation of the nature of the claim and the date on which the claim is requested to be paid. The Executive shall not pay the claim prior to the expiration of the 30-day period following the date on which the Executive gives notice to the Corporation or any shorter period ending on the date that any payment of taxes with respect to the claim is due. If the Corporation notifies the Executive in writing prior to the expiration of the 30-day period that it desires to contest the claim, the Executive shall:

(a) give the Corporation any information reasonably requested by the Corporation relating to the claim;

(b) take any action in connection with contesting the claim as the Corporation shall reasonably request in writing from time to time, including, but not limited to, accepting legal representation with respect to the claim by an attorney reasonably selected by the Corporation;

(c) cooperate with the Corporation in good faith in order effectively to contest the claim; and

(d) permit the Corporation to participate in any proceedings relating to the claim.

The Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with the contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 5(C), the Corporation shall control all proceedings taken in connection with the contest and, at its option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of the claim and may, at its or their sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive shall prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine. If the Corporation directs the Executive to pay the claim and sue for a refund, the Corporation shall advance the amount of the payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance; and any extension of the statue of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due shall be limited solely to the contested amount. The Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to this Section 5(C), the Executive becomes entitled to receive any refund with respect to the claim, the Executive shall, subject to the Corporation's compliance with the requirements of this Section 5(C), promptly pay to the Corporation the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to this Section 5(C), a determination is made that the Executive shall not be entitled to any refund with respect to the claim and the Corporation does not notify the Executive in writing of its intent to contest the denial of refund prior to the expiration of 30 days after the determination, then the advance shall be forgiven and shall not be required to be repaid and the amount of the advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(D) Without limitation of the foregoing provisions of this Section 5, the Executive and the Corporation shall each use their reasonable best efforts to cooperate with each other in resolving any matter arising under this Section 5.

(E) Notwithstanding any other provision of this Section 5, to the extent that the Executive is entitled to a tax "gross-up" payment with respect to a Payment under any other provision or agreement, there shall be no duplication of "gross-up" payments with respect to that Payment.

6. Effect on Other Agreements.

(A) Except as otherwise expressly provided in this Agreement, this Agreement shall not affect any other agreements or arrangements between the Corporation or any of its subsidiaries and the Executive under which the Corporation or any such subsidiary would be obligated to make any payment to or pay any benefit to or with respect to the Executive or any person or entity claiming through the Executive, including, but not limited to, the Executive Compensation Agreement, which shall remain in full force and effect and under which the Corporation shall remain obligated.

(B) Neither the execution or delivery of this Agreement nor the consummation of the actions contemplated hereby shall be a breach or default by any party under the Executive Compensation Agreement, and the Executive Compensation Agreement shall be deemed modified to the extent necessary to be consistent with the intent and purposes of this Agreement.

7. Tax Matters. The Corporation shall report amounts paid by the Corporation (or its subsidiaries) to the Executive as required by law. The Executive shall retain all responsibility and liability for taxes, including but not limited to, income taxes and Social Security/Medicare taxes on amounts paid to the Executive that are "self-employment income" (or the like), except to the extent provided in Section 2(F) and in Section 5. The Corporation may withhold from any amounts payable to the Executive all federal, state, city, or other taxes or payments as may be required pursuant to any law or governmental regulation or ruling or as may be expressly authorized by the Executive to be withheld, deducted or reduced from those amounts.

8. General Provisions.

(A) The Corporation hereby represents and warrants to the Executive as follows: The execution and delivery of this Agreement and the performance by the Corporation of the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Corporation. This Agreement is a legal, valid and legally binding obligation of the Corporation enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by the Corporation of the actions contemplated hereby (i) will violate any provision of the certificate of incorporation or bylaws (or other charter documents) of the Corporation, (ii) will violate or be in conflict with any applicable law or any judgment, decree, injunction or order of any court or governmental agency or authority, or (iii) will violate or conflict with or constitute a default (or an event of which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or properties of the Corporation under, any term or provision of the certificate of incorporation or bylaws (or other charter documents) of the Corporation or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Corporation is a party or by which the Corporation or any of its properties or assets may be bound or affected.

(B) The parties warrant that they fully understand this Agreement; that no promise or inducement has been offered to them to enter into this Agreement except as expressly set forth herein; that they are competent and authorized to enter into this Agreement; and that this Agreement is executed with full knowledge and understanding of its contents.

9. Non-Assignment. Any rights to payments or benefits under this Agreement payable to or with respect to the Executive may not be assigned, voluntarily or involuntarily, and any attempt to do so shall be void.

10. Disputes.

(A) If a dispute or controversy arises out of or in connection with this Agreement, the parties shall first attempt in good faith to settle the dispute or controversy by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration or litigation. Thereafter, any remaining unresolved dispute or controversy arising out of or in connection with this Agreement shall, upon a written notice from the Executive to the Corporation either before suit thereupon is filed or within 20 business days thereafter, be settled exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in a city located within the continental United States designated by the Executive. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Executive shall, however, be entitled to seek specific performance of the Corporation's obligations hereunder during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(B) Any legal action concerning this Agreement, other than a mediation or an arbitration described in Section 10(A), whether instituted by the Corporation or the Executive, shall be brought and resolved only in a state court of competent jurisdiction located in the territory that encompasses the city, county, or parish in which the Executive's principal residence is located at the time such action is commenced. The Corporation hereby irrevocably consents and submits to and shall take any action necessary to subject itself to the personal jurisdiction of that court and hereby irrevocably agrees that all claims in respect of the action shall be instituted, heard, and determined in that court. The Corporation agrees that such court is a convenient forum, and hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of the action. Any final judgment in the action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(C) The Corporation shall pay all costs and expenses, including attorneys' fees and disbursements, of the Corporation and, at least monthly, the Executive in connection with any legal proceeding (including arbitration), whether or not instituted by the Corporation or the Executive, relating to the interpretation or enforcement of any provision of this Agreement, provided that if the Executive instituted the proceeding and the judge, arbitrator, or other individual presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith, the Executive shall pay all costs and expenses, including attorney's fees and disbursements, of Executive and the Corporation. The Corporation shall pay prejudgment interest on any money judgment obtained by Executive as a result of such proceeding, calculated at the rate provided in Section 1274(b)(2)(B) of the Code.

11. Successors; Binding Effect.

(A) This Agreement shall inure to the benefit of and be binding upon the Corporation and any successor to its business or assets by operation of law or otherwise.

(B) In addition to any obligations imposed by law upon any successor to the Corporation, the Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Corporation expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place, and the Corporation shall not merge or consolidate with or sell or transfer all or substantially all of its assets to any other business entity or person until and unless such entity or person expressly assumes the obligations of the Corporation under this Agreement. Failure of the Corporation to obtain the assumption and agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate his employment for Good Reason immediately after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the Payment Trigger occasioned by the foregoing deemed termination of employment for Good Reason immediately following a Change in Control. The provisions of this Section 11 shall continue to apply to each subsequent employer of the Executive bound by this Agreement in the event of any merger, consolidation, or transfer of all or substantially all of the business or assets of that subsequent employer.

(C) This Agreement shall inure to the benefit of and be binding upon the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees, and any other person or entity claiming through the Executive. If the Executive shall die while any amount would be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, unless otherwise provided herein, the amount(s) shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

12. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Corporation:

            ALLTEL Corporation

            One Allied Drive

            Little Rock, Arkansas 72202

            Attention:  Corporate Secretary

To the Executive:

    Prior to January 1, 2002:

            Mr. Joe T. Ford

            2100 Country Club Lane

            Little Rock, Arkansas 72207

From and after January 1, 2002 (or such earlier date specified by the

Executive):

            Mr. Joe T. Ford

            Plaza at Turtle Creek

            #1303

            2828 Hood Street

            Dallas, Texas 75219

13. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an officer of the Corporation specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

14. Construction. Section titles herein are for ease of reference purposes only and shall not be considered in the construction of this Agreement.

15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any part of the Agreement is found to be unenforceable the other provisions shall remain fully valid and enforceable. In the event any provision of this Agreement is held unenforceable, such provision shall be reformed so as to be enforced to the maximum extent possible, and that if a court determines that it is not possible to reform any such provision of this Agreement, such provision will be severed from the Agreement and the remainder of the Agreement shall be enforced to the full extent permitted by law.

16. Governing Law. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date set forth above.

ALLTEL CORPORATION By /s/ Francis X. Frantz
Name: Francis X. Frantz
Title: Executive V.P.

Witness:	EXECUTIVE
/s/ Francis X. Frantz	/s/ Joe T. Ford
Name: Francis X. Frantz	Joe T. Ford